UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 13, 2021

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Tannery Way

Santa Clara, California 95054

(Address of principal executive office, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PANW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 to Form 8-K/A amends our Form 8-K filed on May 14, 2021 (“Original Form 8-K”) solely to correct Ms. Bawa’s age to 43 years.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On May 13, 2021, the Board of Directors (the “Board”) of Palo Alto Networks, Inc., a Delaware corporation (the “Company”), appointed Aparna Bawa to the Board to serve as a Class III director whose term expires at the annual meeting to be held in 2023. In addition, the Board appointed Ms. Bawa to the Audit Committee of the Board.

Ms. Bawa, age 43, has served as the Chief Operating Officer and Interim Chief Legal Officer of Zoom Video Communications, Inc., a video communications company, since May 2020. Ms. Bawa served as Zoom’s Chief Legal Officer from August 2019 to May 2020, its General Counsel from September 2018 to May 2020 and its Secretary from December 2018 to November 2020. Prior to Zoom Video Communications, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School. Ms. Bawa was selected to serve on our Board due to her extensive experience in technology companies.

In connection with Ms. Bawa’s appointment to the Board and in accordance with the Company’s Director Compensation Policy, the Board approved an initial award of restricted stock units for Ms. Bawa having a value of approximately $1,000,000 which will be granted effective as of May 20, 2021 (the “Grant Date”). These restricted stock units will vest over three years, with one-third of the shares subject to the award vesting on the first anniversary of the Grant Date, and the remaining shares vesting equally over the next two years on a quarterly basis, subject to continued service on the Board, on the applicable vesting date. In the event of a change of control, all shares subject to the award would become fully vested and immediately exercisable. The restricted stock units are subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to grant an annual award of restricted stock units having a value of approximately $300,000 (plus any fees for committee service) to Ms. Bawa on the date of each annual meeting of stockholders, beginning with the annual meeting of stockholders to be held in 2022, subject to her continued service on the Board. Each annual award of restricted stock units is expected to vest over one year on a quarterly basis. The Company will also reimburse Ms. Bawa for all reasonable expenses in connection with her service to the Company. The foregoing description of Ms. Bawa’s offer letter does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is attached as Exhibit 10.1 to our Original Form 8-K.

Ms. Bawa executed the Company’s standard form of indemnification agreement (see Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended July 31, 2020 filed with the Securities and Exchange Commission on September 4, 2020).

There is no arrangement or understanding between Ms. Bawa and any other persons pursuant to which Ms. Bawa was elected as a director.

Ms. Bawa is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On May 14, 2021, the Company issued a press release announcing the appointment of Ms. Bawa as a director. The press release is attached as Exhibit 99.1 to our Original Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Dipak Golechha
Dipak Golechha
Chief Financial Officer

Date: May 17, 2021